FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 28, 2006

HARRELL HOSPITALITY GROUP, INC.

( Exact name of registrant as specified in its charter)

Delaware 0-2661 13-1946181

(State or other jurisdiction (Commission (IRS Employer of

incorporation) File Number) Identification No.)

P.O. Box 260328, Plano, Texas 75026

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 972-380-0273

Former Address: 16475 North Dallas Parkway, Suite 410, Addison, Texas 75001 (Former name or address if changed since last report.)

Item 1.01 Entry into a Material Definitive Agreement.

On September 29, 2006, the Company entered into an agreement (the "Agreement") with Square Rock, Ltd., a Texas limited partnership ("Square Rock") and Global Trek Property Holdings, L.P., a Texas limited partnership ("Global Trek") (collectively, Square Rock and Global Trek are called the "New Investors") to issue shares of the Company's $0.002 par value Class A Common Stock to the New Investors in exchange for $250,000 cash plus capital commitments upon demand of the board of directors of an additional $250,000, plus best efforts to contribute to the Company certain revenue producing contracts controlled by the New Investors. The Purchasers have no prior affiliation with the Company.

The Company will issue the number of shares to New Investors such that New Investors will own 90% of the issued and outstanding Class A Common Stock of the Company after the issuance. Closing is contingent upon a number of items, including disposition by the Company of its hospitality assets and all other material assets other than cash, notes receivable or other assets approved by New Investors, reduction of the number of outstanding shares of Class A Common to 1,600,000 or below, approval by New Investors of any remaining liabilities and adequate provision for, to the satisfaction of New Investors, the existing shares of the Company's Class A Preferred Stock.

Closing is targeted for October 20, 2006, or as soon as practicable thereafter. If closing has not occurred by December 31, 2006 through no fault of New Investors, New Investors have the right to terminate the Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets.

In order to raise working capital, on September 28, 2006, the Company sold 9,881,664 shares of Red Leopard Holdings plc stock that the Company owned. The stock was sold in a privately negotiated transaction to Lloyds Nominees, c/o Primeway S.A., 7 Rue du Rhone, Geneva, Switzerland for total consideration of US$45,000. The buyer has no affiliation with the Company, its officers, directors or affiliates.

On September 29, 2006, the Company completed the sale of its subsidiary, Hotel Management Group, Inc. ("HMG"), and all ancillary hospitality assets to a purchasing group made up of Paul Barham, Clive Russell, Geoffrey Dart, and Apsley Estates, Ltd. (collectively, the "Buying Group"). Paul Barham is a director and chief executive officer of the Company, Clive Russell is a director, Geoffrey Dart is a former director, and Apsley Estates, Ltd. is a consultant to the Company that is affiliated with Geoffrey Dart.

The consideration given by the Buying Group totaled $629,402, and was comprised of a promissory note in the amount of $250,000, plus cancellation of payables owed by the Company to the Buying Group of approximately $340,864, plus assumption by the Buying Group of outstanding employee liabilities of the Company of approximately $38,538. The purchase price was determined by negotiation, but because members of the Buying Group are affiliated with the Company, the terms cannot be said to be arms length. Due to a lack of financial resources, the Company did not obtain a fairness opinion, but the board of the Company did obtain a valuation of the hospitality assets from an independent business valuation firm, Katzen & Marshall. The appraisal valued HMG at $215,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Paul L. Barham

(Registrant)

Date 10/04/2006 //Paul L. Barham//

(Signature)